EXHIBIT 99.1

CONTACT: Stephanie K. Kushner (630) 954-2020	RELEASE DATE: IMMEDIATE

FEDERAL SIGNAL CORPORATION ANNOUNCES THIRD QUARTER LOSS FROM CONTINUING
OPERATIONS OF $.05, INCLUDES $.04 IN RESTRUCTURING CHARGES

— Third Quarter Highlights —

•	Orders total $321 million, up 22% from prior year due to receipt of parking systems order from New York/New Jersey Port Authority

•	Fire Rescue orders down 19% from 2003 — weakness primarily in US municipal markets

•	Weak operating performance in Fire Rescue due to escalating raw materials costs and Florida hurricanes

•	EPG margins down sharply due to weak refuse performance

•	Operating cash flow improves to $10 million in quarter

Oak Brook, Illinois, October 26, 2004 — Federal Signal Corporation reported a loss per share of $.05 from continuing operations for the third quarter of 2004 on sales of $281 million. The reported loss included $.04 in after-tax charges related to restructuring activities. For the same period in 2003, the company had revenues of $288 million and reported diluted earnings per share of $.21. Excluding the adverse impacts of restructuring activities, earnings in 2004 were lower due largely to weaker performances for the company’s Ocala, Florida fire apparatus plant and Environmental Products’ refuse business. Also higher were corporate expenses due to the addition of centralized functions and expenses associated with meeting the requirements of Sarbanes-Oxley Section 404.

The company reported a third quarter loss from discontinued operations of $.03 per share, due to adjustments to tax benefits and retained liabilities associated with divestitures reported in previous periods.

For the first nine months, the company reported $865 million in revenues and recorded a loss of $.06 per share from continuing operations, including the $.22 per share impact of the 2004 restructuring charges and loss on a minority interest divestiture reported in the second quarter. In the comparable period of 2003, the company earned $.55 per share, including a $.01 net charge associated with the 2003 restructurings, on revenues of $891 million. Compared to 2003, the reduction in earnings from continuing operations for the nine-month period was primarily attributable to lower Fire Rescue, refuse truck body and parking systems earnings.

Robert D. Welding, president and chief executive officer, stated, “We faced some significant operating challenges in the third quarter. In our Ocala, Florida plant, we have experienced deteriorating margins due to higher material costs and lower production. Although our employees made significant progress smoothing out the production flows, we were adversely impacted by multiple plant closures related to the series of hurricanes that tore through Florida. We sustained little physical damage but lost a number of production days, which contributed to highly unsatisfactory financial results. On a positive note, I am very pleased to have our new Fire Rescue Group president, Marc Gustafson, on board. With his experience in both the fire apparatus market and large truck production he will be able to make significant contributions to restoring profitability in this business.

“Within our Environmental Products Group, most of our businesses are performing better than last year; however, we continue to lose money in our refuse truck body business, where we are suffering from overcapacity and multiple escalations in steel prices. We have finalized our restructuring plans and will close our plant in Oshkosh, Wisconsin early in 2005. Our Safety Products and Tool businesses continue to perform well and are experiencing solid market demand.

“The organization remains focused on successfully completing the announced restructuring activities and improving our performance for the balance of the year, and into 2005. As we look at the fourth quarter, we expect to be solidly profitable excluding restructuring costs. We are preparing plans for next year and expect to share these with our shareholders in a conference call before year-end. Our 2005 outlook is for significantly improved performance as we benefit from the restructuring actions currently underway, and experience improved margins due to price increases initiated in recent months, which are beginning to be reflected in our strong backlog.”

ORDERS AND BACKLOG

Orders rose 22% in the third quarter of 2004 to $321 million from $264 million in the prior year period. US municipal and governmental orders declined 1% as the impact of increased orders for environmental products and warning systems substantially offset a weak quarter for fire apparatus orders. Year-to-date, municipal and governmental orders are essentially flat with the prior year.

For the quarter, US industrial and commercial orders were up sharply from the prior year due to receiving the $47 million contract for installing and maintaining new state-of-the-art parking systems for the New York/New Jersey Port Authority airports. Excluding this order, demand was comparable to the prior year, with strength in tooling and safety products essentially offset by lower industrial refuse truck body orders.

Orders in international markets totaled $79 million, 14% above prior year due to strong export demand, including multiple orders for environmental products in the Middle East.

Quarter-end backlog rose to $443 million, up 10% in the quarter and 25% above a year ago.

THIRD QUARTER GROUP RESULTS

Environmental Products sales declined 2% in the quarter to $86 million while operating margin excluding restructuring was (.3%), down from 6.0% in 2003.

Refuse truck body sales fell 24% from the prior year period, due to lower sales to one large industrial customer. The reduction in the group’s operating margin was solely attributable to the refuse truck body business, which was impacted by lower production volumes, higher raw material costs and increased warranty expenses. In addition, production costs at our plant in Medicine Hat, Alberta have been adversely impacted by the strengthening Canadian dollar. Sales prices have been raised to restore margins, but most of the improvement will not be realized until the first quarter of 2005, when the current backlog has been shipped.

Fire Rescue sales declined 12% to $81 million while operating margin excluding restructuring was (5.6%) versus 1.3% last year.

The sales decline was primarily in the company’s Finland-based operation, which shipped a large multi-unit order to Brazil in the third quarter of 2003; earnings from this unit fell $2 million below the prior year. Also contributing to the significant reduction in margins were higher costs in Ocala, Florida. Although efforts to stabilize plant throughput began to have an impact, material costs have risen and the related price increases are not yet being realized. As reported previously, earnings were adversely affected by production stoppages to secure the plant in the wake of three hurricane alerts. Earnings were also affected by higher costs associated with a large multi-unit order with the Royal Netherlands Air Force, where modifications have been necessary to meet product specifications.

Safety Products sales rose 5% to $73 million and operating margin was essentially unchanged at 13.9%.

Sales for industrial safety products rose consistent with the strengthening market, including higher sales of hazardous lighting and safety containers. Police product sales were flat, with increases in US demand essentially offset by weaker European markets. Operating income improved 4% due to the higher sales volume.

Tool sales rose 5% from last year to $41 million. Operating margin excluding restructuring declined to 8.4% vs. 9.7% in 2003.

Sales rose for all product lines, reflecting increased US demand, in particular for metal cutting tooling. Sales of die component tooling in the US and Japan were strong, while sales in Europe declined from the prior year. During the quarter, the metal forming tooling businesses converted business systems, and experienced some disruption in shipments and increased costs, which contributed to the margin decline. The group has stabilized operations and expects healthier margins in the fourth quarter.

CORPORATE

Corporate expenses rose to $5.2 million in the quarter, up $2.3 million from the prior year. The increase reflects the addition of centralized human resources and information technology departments, higher recruiting fees, and higher independent audit and audit staff expense to meet the requirements of Sarbanes-Oxley Section 404.

RESTRUCTURING CHARGES AND LOSSES ON DIVESTED BUSINESSES

The company incurred $3.0 million of restructuring charges principally associated with the previously announced decision to close two manufacturing plants and curtail manufacturing in another. On June 30, the company announced the closure of its fire apparatus manufacturing facility in Preble, New York, and the curtailment of its tool manufacturing business in a small plant in France. During the quarter, the company completed certain negotiations with representatives of the United Auto Workers, and finalized plans to close its refuse truck body plant in Oshkosh, Wisconsin, in order to consolidate production in Medicine Hat, Alberta.

Included in discontinued operations was a $1.4 million loss associated with two divestitures completed in previous periods. The loss reflected the resolution of a contingent liability on the divestiture of the Sign business in 2003 and a reduced tax benefit recorded on the sale of the company’s interest in Plastisol B.V. Holdings in the second quarter of 2004 due to a change in a foreign tax law.

CASH FLOW

Operating cash flow improved to $10 million in the quarter, after including $2 million of cash outlays associated with plant closures. Working capital declined modestly but remains well above the beginning of the year. The increase in working capital is primarily in the Fire Rescue Group, reflecting build-up of in-process inventories in Ocala, Florida and Finland, and slower deliveries against a large European multi-truck project. Cash flow is expected to improve significantly in the last quarter of the year as production improves and deliveries are completed.

DEBT

Manufacturing debt declined slightly during the quarter to $290 million, 44% of capitalization. At quarter end, the company had $78 million drawn against its $200 million committed revolving credit line. The company expects to apply fourth quarter working capital reductions to further reduce debt.

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Federal Signal will host its third quarter conference call Tuesday, October 26, 2004 at 11:00 a.m. Eastern Time to highlight results of the third quarter, and discuss the company’s outlook. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal Signal’s website at http://www.federalsignal.com. To listen to the call live, we recommend you go to the website at least fifteen minutes in advance to register and to download and install (if necessary) the required free audio software. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Wednesday, November 24, 2004.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company’s shares are traded on the New York Stock Exchange under the symbol FSS.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.

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FEDERAL SIGNAL CORPORATION (NYSE)
Consolidated Financial Data
For the Third Quarter and First Nine Months 2004 and 2003 (Unaudited)
(in millions except per share data)

			Percent
	2004	2003	change
Quarter September 30:
Revenues	$281.0	$287.8	-2%
Income:
Income (loss) from continuing operations	(2.6)	9.9	NM
Discontinued operations, loss on disposal net of tax	(1.4)

Net income (loss)	(4.0)	9.9	NM

Share earns (diluted):
Income (loss) from continuing operations	(.05)	.21	NM
Discontinued operations, loss on disposal net of tax	(.03)

Net income (loss)*	(.08)	.21	NM

* amounts may not add due to rounding
Average common shares outstanding	48.2	48.1

Sales	$281.0	$287.8	-2%
Cost of sales	(220.2)	(209.8)
Operating expenses	(57.2)	(60.9)
Restructuring charges	(3.0)	(.4)

Operating income	.6	16.7	-96%
Interest expense	(5.3)	(5.1)
Other income (expense)	.2	.2

Income (loss) before income taxes	(4.5)	11.8
Income taxes	1.9	(1.9)

Income (loss) from continuing operations	(2.6)	9.9	NM
Discontinued operations, loss on disposal net of tax	(1.4)

Net income (loss)	$(4.0)	$9.9	NM

Gross margin on sales	21.6%	27.1%
Operating margin on sales	0.2%	5.8%
Comprehensive income (loss)	(2.2)	10.3

			Percent
	2004	2003	change
9 months:
Revenues	$864.5	$890.8	-3%
Income:
Income (loss) from continuing operations	(2.7)	26.4	NM
Discontinued operations, loss on disposal net of tax	(5.7)	(0.4)

Net income (loss)	(8.4)	26.0	NM

Share earns (diluted):
Income (loss) from continuing operations	(.06)	.55	NM
Discontinued operations, loss on disposal net of tax	(.12)	(.01)

Net income (loss)*	(.18)	.54	NM

* amounts may not add due to rounding
Average common shares outstanding	48.2	48.0

Sales	$864.5	$890.8	-3%
Cost of sales	(665.3)	(655.3)
Operating expenses	(173.4)	(183.9)
Restructuring charges	(11.1)	(4.6)

Operating income	14.7	47.0	-69%
Interest expense	(15.4)	(15.2)
Other income (expense)	(4.0)	.7

Income (loss) before income taxes	(4.7)	32.5
Income taxes	2.0	(6.1)

Income (loss) from continuing operations	(2.7)	26.4	NM
Discontinued operations, loss on disposal net of tax	(5.7)	(.4)

Net income (loss)	$(8.4)	$26.0	NM

Gross margin on sales	23.0%	26.4%
Operating margin on sales	1.7%	5.3%
Net cash provided by (used for) operations:
Net income (loss)	$(8.4)	$26.0
Loss on sale of discontinued operations	5.7	.4
Non-cash restructuring charges and loss on minority interest	10.5	1.9
Depreciation and amortization	17.1	19.7
Pension contributions	(4.1)
Working capital changes and other	(19.3)	9.6

Net cash provided by (used for) operations	1.5	57.6

Capital expenditures	15.3	12.5
Comprehensive income (loss)	(8.1)	35.1

Note: certain reclassifications have been made to conform to current

			Percent
	2004	2003	change
Group results:
Quarter September 30:
Revenues
Environmental Products	$86.4	$88.0	-2%
Fire Rescue	80.7	91.7	-12%
Safety Products	73.4	69.7	5%
Tool	40.5	38.4	5%

Total group revenues	$281.0	$287.8	-2%

Operating income*
Environmental Products	$(.3)	$5.3	NM
Fire Rescue	(4.5)	1.2	NM
Safety Products	10.2	9.8	4%
Tool	3.4	3.7	-8%

Total group operating income	8.8	20.0	-56%
Corporate	(5.2)	(2.9)
Restructuring charges	(3.0)	(.4)

Total operating income	$0.6	$16.7

9 months:
Revenues
Environmental Products	$272.9	$261.0	5%
Fire Rescue	251.8	303.0	-17%
Safety Products	212.0	208.0	2%
Tool	127.8	118.8	8%

Total group revenues	$864.5	$890.8	-3%

Operating income*
Environmental Products	$6.0	$12.8	-53%
Fire Rescue	(6.7)	8.7	NM
Safety Products	26.1	27.1	-4%
Tool	14.6	13.1	11%

Total group operating income	40.0	61.7	-35%
Corporate	(14.2)	(10.1)
Restructuring charges	(11.1)	(4.6)

Total operating income	$14.7	$47.0

*	reported amounts for groups and corporate are before restructuring charges

Note: certain reclassifications have been made to conform to current classifications

Reconciliation of Operating Incomes and Margins
to Amounts Excluding Restructuring Charges

The following table summarizes the restructuring charges incurred by the company during 2004 and 2003. The company believes that since the restructuring charges are unusual in nature, it is appropriate to provide the reader an analysis of the effects of these charges on operating income and margins. Accordingly, the company has chosen to refer to comparative amounts between periods excluding the restructuring charges in its discussion of operations.

	2004			2003
			Operating			Operating
			income			income
			excluding			excluding
	Operating	Restructuring	restructuring	Operating	Restructuring	restructuring
	income	charges	charges	income	charges	charges
Quarter September 30:
Operating income
Environmental Products	(2.6)	(2.3)	(0.3)	5.3	—	5.3
Fire Rescue	(4.9)	(0.4)	(4.5)	1.2	—	1.2
Safety Products	10.2	—	10.2	9.6	(0.2)	9.8
Tool	3.1	(0.3)	3.4	3.5	(0.2)	3.7

Total group operating income	5.8	(3.0)	8.8	19.6	(0.4)	20.0
Corporate	(5.2)	—	(5.2)	(2.9)	—	(2.9)

Total before restructurings	0.6	(3.0)	3.6	16.7	(0.4)	17.1
Restructuring charges		3.0	(3.0)		0.4	(0.4)

Total operating income	0.6	—	0.6	16.7	—	16.7

Operating margin
Environmental Products	-3.0%	-2.7%	-0.3%	6.0%		6.0%
Fire Rescue	-6.1%	-0.5%	-5.6%	1.3%		1.3%
Safety Products	13.9%		13.9%	13.8%	-0.3%	14.1%
Tool	7.7%	-0.7%	8.4%	9.1%	-0.5%	9.7%
Total company	0.2%	-1.1%	1.3%	5.8%	-0.1%	5.9%

9 months:
Operating income
Environmental Products	(0.5)	(6.5)	6.0	12.2	(0.6)	12.8
Fire Rescue	(9.7)	(3.0)	(6.7)	8.7	—	8.7
Safety Products	26.1	—	26.1	24.0	(3.1)	27.1
Tool	13.4	(1.2)	14.6	12.2	(0.9)	13.1

Total group operating income	29.3	(10.7)	40.0	57.1	(4.6)	61.7
Corporate	(14.6)	(0.4)	(14.2)	(10.1)	—	(10.1)

Total before restructurings	14.7	(11.1)	25.8	47.0	(4.6)	51.6
Restructuring charges		11.1	(11.1)		4.6	(4.6)

Total operating income	14.7	—	14.7	47.0	—	47.0

Operating margin
Environmental Products	-0.2%	-2.4%	2.2%	4.7%	-0.2%	4.9%
Fire Rescue	-3.9%	-1.2%	-2.7%	2.9%		2.9%
Safety Products	12.3%		12.3%	11.5%	-1.5%	13.0%
Tool	10.5%	-0.9%	11.4%	10.3%	-0.8%	11.0%
Total company	1.7%	-1.3%	2.9%	5.3%	-0.5%	5.8%

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets
Manufacturing activities:-
Current assets:
Cash and cash equivalents	$5.3	$10.1
Trade accounts receivable, net of allowances for doubtful accounts	196.1	189.7
Inventories	212.1	176.7
Other current assets	24.6	19.3

Total current assets	438.1	395.8
Properties and equipment	114.0	123.4
Goodwill, net of accumulated amortization	362.4	363.0
Other deferred charges and assets	51.0	61.0

Total manufacturing assets	965.5	943.2
Net assets of discontinued operations		8.3
Financial services activities — Lease financing receivables, net of allowances for doubtful accounts	198.1	230.1

Total assets	$1,163.6	$1,181.6

Liabilities
Manufacturing activities:-
Current liabilities:
Short-term borrowings	$93.8	$68.6
Trade accounts payable	83.1	78.3
Accrued liabilities and income taxes	130.0	122.0

Total current liabilities	306.9	268.9
Long-term borrowings	195.7	194.1
Long-term pension and other liabilities	42.1	49.1
Deferred income taxes	44.2	45.6

Total manufacturing liabilities	588.9	557.7

Financial services activities — Borrowings	173.3	201.4

Shareholders’ equity	401.4	422.5

Total liabilities and shareholders’ equity	$1,163.6	$1,181.6

Supplemental data:
Manufacturing debt	289.5	262.7
Debt-to-capitalization ratio:
Manufacturing	44%	40%
Financial services	87%	87%

Note: certain reclassifications have been made to conform to current classifications